Exhibit 99.1

March 2, 2007

Dear Cornerstone Realty Fund Investor:

Since our last communication, there have been significant developments in Cornerstone Realty Fund.  We have successfully concluded the Request for Consent process, with the required number of “For” votes received by February 22, 2007.  What does this mean to our investors?  We have now obtained investor approval of an amendment to the Fund Operating Agreement which eliminates the prohibition on repurchasing units by the Fund and adds a provision specifically permitting a unit repurchase program.  As discussed, it is now our intention to add a unit repurchase program to the Fund.  We will provide you with additional information as it becomes available.

As you may recall, the amendment was our response to the deeply discounted unsolicited Mini-Tender Offer from CMG Partners, LLC, an outside, independent and unaffiliated entity.  The amendment allows the Fund to adopt a repurchase program that more fairly reflects the value of the units.  While we understand that due to changing circumstances, some investors may seek liquidity options for their units, we felt that it was not in the best interest of our clients to tender their units of membership interest to CMG.  We are pleased to report that at this point, we have not received a request from even one investor to transfer units to CMG under the terms of the Mini-Tender Offer.

This brings us to the next point.  CMG has once again launched a Mini-Tender Offer for units of Cornerstone Realty Fund.  You may have already received something in the mail from CMG offering $350 per unit.  This is an increase of $50 per unit over CMG’s previous offer.  You may also notice that once again CMG has specifically included in the terms of its offer that all distributions paid or declared by the Fund on or after December 1, 2006 would belong to CMG.  Therefore, if you were to tender your units on April 30th, 2007, CMG would be entitled to the last six months of distributions that you received, those paid in January and those anticipated to be paid in April.  The price you would receive net of the January and April cash distributions would be $337.50 per unit.  This is approximately 67% of management’s estimate of the Fund’s current value.  In addition, should you desire to tender your units to CMG Partners, you have only 10 days from that date to withdraw your units from their Mini-Tender Offer.

As we have stated in the past, we at Cornerstone value your participation and investment in the Cornerstone Realty Fund.  CMG Partners is a private investment group engaged in the business of buying investments at a discount.  In this case, CMG Partners is offering to purchase your units in the Fund for $350 per unit, less the amount of cash distributions per unit paid on or after December 1, 2006.  This represents a price that is significantly less than the initial purchase price of $500 per unit.  For this reason and for others described herein, we are recommending that you reject CMG’s offer.

Summary:  “Our Recommendation is to Reject CMG’s Offer”

In summary, we recommend that you reject the offer made by CMG Partners on the following basis:

•                  The Fund has provided you with a current estimated value between $496 and $514 per unit as of November 15, 2006.  CMG’s offer represents a discount of approximately 33% to this current estimated value.

•                  We believe the real estate portfolio has appreciated and the Fund is paying a 5% annualized cash distribution to investors.   Our in-depth knowledge of the Fund’s portfolio forms the basis for our estimates of the real estate portfolio’s current value.  Overall, portfolio rents are increasing and we believe that additional value is likely to be realized over our remaining anticipated investment holding period.

•                  We anticipate higher future values in the Fund.  The Fund is also legally required to liquidate in the year 2010.  Unless your investment time horizon has been shortened due to circumstances unrelated to your investment in the Fund, the long term nature of the Fund should be maintained to realize its full potential.

In closing, we greatly appreciate your investment in the Fund.  We look forward to working with you in the future.  If you or your advisors have any questions or would like a copy of the earlier letter addressing the first CMG mini-tender offer, please call us at (877) 805-3333.

Sincerely,

Cornerstone Realty Fund, LLC